Exhibit 23.3

Consent of Independent Registered Public Accounting Firm	Grant Thornton LLP 19th Floor, Royal Bank Plaza South Tower 200 Bay Street, Box 55 Toronto, ON M5J 2P9 T +1 416 366 0100 F +1 416 360 4949 www.GrantThornton.ca

We have issued our report dated February 14, 2013 with respect to the financial statement of APMEX Physical - 1 oz. Gold Redeemable Trust contained in the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Auditors” and “Experts”.

Toronto, Ontario, Canada	Chartered Accountants
February 14, 2013	Licensed Public Accountants

Audit • Tax • Advisory

Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd